EXHIBIT 99.1

News Release	April 10, 2007
For more information, contact: Kirk Whorf Executive Vice President and Chief Financial Officer kwhorf@northstatebank.com Or, Larry D. Barbour, President and CEO 919-787-9696

NORTH STATE BANCORP REPORTS

FIRST QUARTER 2007 EARNINGS

Raleigh, NC . . . For the quarter ended March 31, 2007, North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reported net income of $707,000 compared to $691,000 for first quarter 2006, an increase of 2.3%. Net income per diluted share was $0.15 for both periods. While in a quarter-to-quarter comparison this increase is not as significant as in prior periods, it is important to note that during first quarter 2007 the Bank made significant investments in building infrastructure to take the Bank to the next level of growth. These investments included the expense of hiring, training, and developing the necessary personnel to staff a new office in Wake Forest, NC, and its planned full service offices in Wilmington, NC, and in downtown Raleigh, which the Bank expects to open later this year.

Total assets for North State Bancorp as of March 31, 2007 were $479.6 million, compared to total assets of $394.0 million at March 31, 2006, an increase of 21.7%.

Total deposits for North State Bank at March 31, 2007 were $426.2 million and total loans were $365.6 million, compared to total deposits of $348.0 million and total loans of $301.3 million reported at March 31, 2006, increases of 22.5% and 21.3%, respectively.

“We are pleased with our continued growth in assets, robust growth in commercial loans, and double-digit growth in core deposits,” said Larry D. Barbour, president and CEO. “Nearly all banks are fighting to maintain net interest margin, which is being challenged by the flattened yield curve and intense competition from other banks for loan business. However, we have been able to maintain our net interest margin over the last year through strong loan growth and a balanced deposit mix which includes a high level of non-interest bearing demand deposit accounts.

“We are confident that by investing in our future, we will continue to increase earnings and shareholder value over both the short and long terms as we continue to focus on even higher performance by addressing the total banking needs of professional firms, professionals, property management companies, churches, non-profit organizations, and individuals who value a mutually beneficial banking relationship.”

Founded in 2000, North State is a full-service community bank, serving Wake County and New Hanover County through six offices: a headquarters and full-service office in Raleigh at North Hills on Six Forks Road, full-service offices on Falls of Neuse Road in Raleigh, Blue Ridge Road in West Raleigh, New Falls of Neuse Road in the Wake Forest area and Highway 70 West in Garner, as well as a loan production office at Lumina Station in Wilmington.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, regulatory changes, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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